                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


            We consent to the incorporation by reference of our reports dated February 25, 1997, except for the "Summary of significant accounting policies - Restatement, Membership revenue recognition and Impact of recently issued accounting standards" and "Income Taxes" notes, as to which the date is July 14, 1997, in the Registration Statement (Form S-8) of Bally Total Fitness Holding Corporation for the registration of 250,000 shares of Bally Total Fitness Holding Corporation common stock to be issued pursuant to the Bally Total Fitness Holding Corporation Employee Stock Purchase Plan.



                                                         Ernst & Young LLP


Chicago, Illinois
November 21, 1997